Exhibit (2)(g)

INVESTMENT ADVISORY AGREEMENT

Growth Capital Portfolio, LLC
Growth Capital TEI Portfolio, LLC
Growth Capital Master Portfolio, LLC

AGREEMENT, dated and effective as of June 30, 2009, by Growth Capital Portfolio, LLC, a Delaware limited liability company (“Taxable Feeder”), Growth Capital TEI Portfolio, LLC, a Delaware limited liability company (“Tax Exempt Feeder”), Growth Capital Master Portfolio, LLC, a Delaware limited liability company (“Master Portfolio”) (each, a “Portfolio” and, together, “Portfolios”), each acting separately and GenSpring Family Offices, LLC, a Delaware limited liability company (“Adviser”).

          WHEREAS, each Portfolio is a closed-end management investment company that is registered with the Securities and Exchange Commission (“SEC”) by means of a registration statement (“Registration Statement”) under the Investment Company Act of 1940, as amended (“1940 Act”) and operated pursuant to a limited liability company agreement, each dated May 14, 2009, as amended or restated from time to time (each, an “Operating Agreement” and, together, “Operating Agreements”); and

          WHEREAS, the Portfolios are each separate entities having separate assets and liabilities;

          WHEREAS, the Adviser is registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”), and is engaged in the business of supplying investment advice as an independent contractor; and

          WHEREAS, each of the Portfolios wishes to retain the Adviser to render investment advisory and related services and the Adviser is willing to furnish such services to each of the Portfolios.

          NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, each of the Portfolios acting separately and Adviser agree as follows:

1.       Appointment. Each of the Portfolios appoints the Adviser to act as investment adviser to the Portfolios for the periods and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to furnish the services and accept the duties and responsibilities set forth in this Agreement for the compensation set forth in Section 6 of this Agreement.

2.       Investment Advisory Duties.

          (a)      Subject to the supervision of the Board of Directors of the Portfolios (“Board”), the Adviser, in its discretion, shall:

                    (i)        provide a program of continuous investment management for each of the Portfolios, including ongoing investment guidance, evaluation, policy direction, analysis, advice,

evaluation of statistical, financial and economic data and judgments regarding individual investments, general economic conditions and trends, in accordance with each Portfolio’s investment objective, principal investment strategies, policies, and restrictions as set forth in the prospectus (“Prospectus”) and statement of additional information (“SAI”) for each Portfolio, as each may be amended or supplemented;

                    (ii)        invest and reinvest the assets of the Portfolios by selecting the securities, and other financial instruments of United States and foreign entities, including, without limitation, capital stock; shares of beneficial interest; partnership interests and similar financial instruments; investments in registered and unregistered funds; currencies; equity and other derivative products, including, without limitation: (A) futures contracts relating to stock indices, currencies, U.S. Government securities and securities of foreign governments, other financial instruments and all other commodities, (B) exchange-traded funds, equity index swaps, currency forward contracts and forward rate agreements, (C) spot and forward currency transactions and (D) agreements relating to or securing such transactions; mutual funds; money market funds; obligations of the United States or any state or jurisdiction thereof, foreign governments and instrumentalities of any of them; commercial paper; certificates of deposit; bankers’ acceptances; choses in action; trust receipts; and any other obligations and instruments or evidences of indebtedness of whatever kind or nature; in each case, of any person, corporation, government or other entity whatsoever, whether or not publicly traded or readily marketable, that are allowable under the 1940 Act or any rules, regulations of written guidance thereunder;

                    (iii)       determine the portion of each Portfolio’s assets that will be invested in securities, other financial instruments, other assets or cash equivalents or left uninvested;

                    (iv)       select brokers or dealers to execute transactions and place orders to purchase, sell and/or exchange securities, other financial instruments, other assets or cash equivalents for the Portfolios;

                    (v)        enter into contracts for or in connection with investments in securities and other financial instruments;

                    (vi)       vote all proxies solicited by or with respect to the issuers of securities in which assets of the Portfolios may be invested in a manner that complies with the proxy voting policies and procedures of the Portfolios and, in the good faith judgment of the Adviser, best serves the interests of the members of each Portfolio; and

                    (vii)      cooperate with and provide reasonable assistance to the other service providers for the Portfolios by: (A) keeping them fully informed as to such matters that they may reasonably deem necessary with respect to the performance of their obligations to the Portfolios, (B) providing prompt responses to reasonable requests for information or assistance and (C) establishing appropriate processes to promote the efficient exchange of information.

          (b)      The Adviser further agrees that, in performing its duties hereunder, it shall:

                    (i)         comply or act in conformity with: (A) 1940 Act, the Investment Advisers

Act of 1940, as amended (“Advisers Act”), the Internal Revenue Code of 1986, as amended (“Code”), and all other applicable laws, rules and regulations; (B) the investment objectives, policies and limitations of each Portfolio as described in its Prospectus and SAI, as such may be amended or supplemented; and (C) all policies, procedures and other directions adopted by the Board;

                    (ii)        manage each of the Portfolios so that it is treated as a partnership for U.S. federal income tax purposes;

                    (iii)       furnish the Portfolios and Board with: (A) information about developments materially affecting the investments and/or portfolio holdings of each Portfolio; (B) such periodic and special reports regarding each of the Portfolios as the Board may reasonably request; and (C) such statistical or other information as the Board may reasonably request with respect to the assets or investments of each Portfolio;

                    (iv)       make available to the Portfolios and their administrator or other agents, promptly upon request, such copies of the Adviser’s investment records and ledgers with respect to each Portfolio as may be required to assist the Portfolios in their compliance with applicable laws, rules and regulations;

                    (v)        immediately notify in writing the Portfolios and the Board in the event that the Adviser or any of its affiliates becomes aware that the Adviser is: (A) subject to a statutory disqualification that prevents the Adviser from serving as investment adviser pursuant to this Agreement; (B) the subject of an investigation, administrative proceeding or enforcement action by the SEC or any other regulatory authority (other than routine examinations conducted in the ordinary-course); or (C) a party to any litigation that may be material to one or more of the Portfolios;

                    (vi)       immediately notify the Portfolios of any material fact known to the Adviser respecting or relating to the Adviser or the Portfolios that is not contained in the Registration Statements for the Portfolios, or any amendment or supplement thereto, but that is required to be disclosed therein, and of any statement contained therein that is or becomes untrue in any material respect;

                    (vii)      make available, without expense to the Portfolios, the service of the Adviser’s principals, members, officers, and employees to be duly elected or appointed officers of the Portfolios, subject to their individual consent to serve and to any limitations imposed by laws, rules or regulations and the organizational documents of the Portfolios;

                    (viii)     provide to the Portfolios or the Board such information and assurances (including certifications and sub-certifications) as the Portfolios or the Board may reasonably request from time to time in order to assist the Portfolios or the Board in complying with applicable laws, rules and regulations, including requirements in connection with the preparation and/or filing of updates to the Forms N-2, N-SAR, N-CSR, N-Q, and N-PX, Rule 24f-2 filings, Section 13 ownership reports, and fidelity bond filings for the Portfolios;

                    (ix)       assist as requested in determining the fair value of portfolio securities for the Portfolios when market quotations are not readily available (including making knowledgeable personnel of the Adviser available for discussions with the Board and/or any fair valuation committee or like committee appointed by the Board upon reasonable request, obtaining bids and offers or quotes from broker-dealers or market-makers with respect to securities held by the Portfolios and providing information (upon request) on valuations the Adviser has determined of securities held by other clients of the Adviser), for the purpose of calculating each Portfolio’s net asset value (“NAV”) in accordance with the procedures and methods established by the Board; and

                    (x)        meet with the Board to explain its activities at such times and places as the Board may reasonably request.

3.       Delegation.

          (a)          Subject to the written approval of the Board and, if required under applicable law, the approval of the Portfolios’ members, the Adviser may delegate to one or more other investment advisers (“Sub-Adviser(s)”) any or all of its duties or obligations hereunder with respect to part or all of the assets of one or more of the Portfolios, provided that the Adviser shall oversee, supervise and monitor the performance of all duties and obligations delegated to any Sub-Adviser and any such delegation shall not relieve the Adviser of its duties and obligations under this Agreement.

          (b)          The Adviser shall be solely responsible for compensating any Sub-Adviser for performing any of the duties and obligations delegated to such Sub-Adviser, provided that the Adviser may request that the Portfolios directly pay to the Sub-Adviser the portion of the Adviser’s compensation that the Adviser is obligated to pay to the Sub-Adviser. If the Portfolios agree to such request, the compensation the Portfolios pay to the Adviser shall be reduced by amounts paid directly to any Sub-Adviser.

          (c)          In the event that any Sub-Adviser appointed hereunder is terminated, the Adviser may provide investment advisory services pursuant to this Agreement through its own employees or through another Sub-Adviser as approved by the Portfolios in accordance with applicable laws, rules, regulations and, if applicable, exemptive relief obtained from the SEC.

4.       Use of Brokers and Dealers/Aggregation of Orders.

          (a)          Subject to any other written instructions of the Board, the Adviser is hereby appointed as the agent and attorney-in-fact of the Portfolios with authority to act in regard to the investment, reinvestment and management of the Portfolios’ assets, including, but not limited to, (i) the authority to place orders for the execution of such securities transactions with or through such brokers, dealers or issuers as the Adviser may select; and (ii) the authority to execute and enter into brokerage contracts, and other trading agreements on behalf of the Portfolios and perform such functions as it considers reasonable, necessary or convenient in order to carry out the purposes of this Agreement; provided that, the Adviser’s actions in executing such documents shall comply with federal regulations, all other federal laws applicable to registered investment advisors and the Adviser’s duties and obligations under this Agreement and the Portfolios’ governing documents. Notwithstanding anything to the contrary in this Agreement and subject to sub-paragraph (c) below, except as otherwise specified by notice from the Portfolios to the Adviser, the Adviser may place orders for the execution of transactions hereunder with or through any broker, dealer, futures commission merchant, bank or any other agent or counterparty that the Adviser may select in its own discretion.

          (a)          The Adviser may open and maintain brokerage accounts of all types on behalf of and in the name of the Portfolios. The Adviser may enter into customer agreements with brokers and direct payments of cash, cash equivalents and securities and other property into such brokerage accounts as the Adviser deems desirable or appropriate.

          (b)          The Adviser shall use its best efforts to seek to obtain the best overall terms available for portfolio transactions for each Portfolio. In assessing the best overall terms available for any transaction, the Adviser shall consider all factors that it deems relevant, including but not limited to the ability to effect prompt and reliable executions at favorable prices (including the applicable dealer spread or commission, if any), the operational efficiency with which transactions are effected (taking into account the size of order and difficulty of execution, the financial strength, integrity and stability of the broker), each Portfolio’s risk in positioning a block of securities, the quality, comprehensiveness and frequency of available research services considered to be of value, the breadth in the market for the security, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. Subject to such policies as the Board may determine and consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended (“1934 Act”), the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Portfolios to pay a broker or dealer, acting as agent, for effecting a portfolio transaction at a price in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and/or research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser’s (or its affiliates’) overall responsibilities with respect to the Portfolios and to its other clients as to which it exercises investment discretion.

          (d)          The Adviser may, but shall not be obligated to, aggregate or bunch orders for the purchase or sale of investments for the Portfolios with orders for its other clients where: (i) such aggregation or bunching of order is not inconsistent with a investment objectives, policies and procedures of the Portfolios, (ii) the allocation of the investments so purchased or sold, as well as the expenses incurred in any such transaction, shall be made by the Adviser in a manner that is fair and equitable in the judgment of the Adviser, and (iii) the Adviser shall be cognizant of its fiduciary obligations to the Portfolios and each of its other clients and shall enter into such transactions only where the rights of each client are considered and protected.

          (e)          To the extent that the Adviser retains one or more Sub-Advisers, the Adviser shall monitor the use by each Sub-Adviser of brokers and dealers to execute trades in securities on behalf of the Portfolios to determine whether (i) such Sub-Advisers are seeking to obtain the best overall terms available for portfolio transactions for each relevant Portfolio and (ii) any transactions with such broker or dealers that are intended to comply with Section 28(e) of the 1934 Act and in compliance with applicable requirements.

5.       Allocation of Charges and Expenses.

          (a)      Except as otherwise specifically provided in this Section 5, the Adviser shall pay the compensation and expenses of: (i) the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement, as well as related overhead, travel, preparation of Board materials on behalf of the Adviser, review of marketing materials and marketing support; and (ii) any Directors, officers and executive employees of the Portfolios (including the Portfolios’ share of payroll taxes, if any) who are principals, members, officers, or employees of the Adviser, including any officer or employee of the Adviser that may be selected by the Board to serve as the chief compliance officer (“CCO”) of the Portfolios.

          (b)      The Adviser shall bear all reasonable expenses of the Portfolios, if any, arising out of an assignment or change in control of the Adviser. In the event that there is a proposed change in control of the Adviser that would act to terminate this Agreement, and if a vote of members to approve continuation of this Agreement is at that time deemed by counsel to the Portfolios to be required by the 1940 Act or any rule or regulation thereunder, the Adviser agrees to assume all reasonable costs associated with soliciting members of the Portfolios to approve the continuation of this Agreement. Such expenses include the costs of preparation and mailing of a proxy statement, and of soliciting proxies.

          (c)      Except to the extent expressly assumed by the Adviser or required under applicable laws, rules or regulations to be paid, assumed or reimbursed by the Adviser, the Adviser shall have no duty to pay any ordinary or extraordinary operating expenses incurred in the organization and operation of the Portfolios.

                    (i)         For this purpose, ordinary operating expenses include, but are not limited to, brokerage commissions and other transaction charges; taxes; legal, auditing, printing and governmental fees; litigation and investigation expenses; the costs of maintaining the Portfolios’ financial books and records; the cost of calculating the Portfolios’ NAV; the costs of insurance relating to fidelity and directors and officers errors and omissions coverage for the Portfolios’ Directors, officers and employees; telephone, telex, facsimile, postage and other communications expenses; fees and expenses of service providers of the Portfolios; expenses of issue, sale, redemption and repurchase of interests in the Portfolios; expenses of registering and qualifying interests in the Portfolios for sale; expenses relating to Board and member meetings (other than meetings relating to matters that are determined to primarily benefit the Adviser); the cost of preparing and distributing reports and notices to members; the costs of notices about and payments to members; payments for portfolio pricing or valuation services to pricing agents; the compensation and all expenses of Directors, officers and employees of the Portfolios who are not interested persons of the Adviser; and interest payments and other fees or charges associated with any credit facilities established by or on behalf of the Portfolios.

                    (ii)        For this purpose, extraordinary expenses of the Portfolios include, but are not limited to, taxes, transaction expenses and expenses of or relating to litigation, investigation and indemnification that are not otherwise considered to be ordinary operating expenses of the Portfolios.

          (d)      Certain of the foregoing expenses may be borne by the Adviser in its role as managing member of the relevant Portfolio. Further, to the extent that the Taxable Feeder and Tax Exempt Feeder (collectively, “Feeder Funds”) bear a portion of the costs and expenses and such costs and expenses benefit the Master Portfolio or any other member thereof, such costs and expenses shall be prorated among the Feeder Funds and such other investors in the Master Portfolio in a manner in which the Adviser deems appropriate in its reasonable business judgment (generally ratably, based on the amount that the Feeder Funds and each other investor has invested in the Master Portfolio).

          (e)      In the event that any expenses of the Portfolios as described in Section 5(c) above are paid by the Adviser, the Portfolio or Portfolios (as applicable) shall reimburse the Adviser for the reasonable amount of such expenses.

6.       Compensation.

          (a)      As compensation for the services provided and expenses assumed by the Adviser under this Agreement, the Portfolios shall pay the Adviser a fee at the annual rate for each Portfolio as set forth in Exhibit A. This fee will be computed daily and paid to the Adviser monthly. Except as may otherwise be prohibited by law or regulation (including, without limitation any current SEC staff interpretation), the Adviser may, in its discretion and from time to time, reimburse, limit or waive all or a portion of its advisory fee.

          (b)      For purposes of this Section 6, the “average daily net assets” of a Portfolio shall mean the average of the values placed on the Portfolio’s net assets as of the close of the Portfolio’s business (or such other time as a Portfolio may lawfully elect) on each Portfolio business day during the calendar month. If the Portfolio suspends the determination of net asset value on one or more business days, the value of the net assets of the Portfolio as last determined shall be deemed to be the value of its net assets on each such day.

          (c)      With respect to the current Portfolios listed in Exhibit A, it is expected that the Adviser will receive no compensation for the services it provides to the Portfolios. However, the Adviser may be reimbursed by the Portfolios for any expenses it has assumed or paid on their behalf. In addition, it is possible that in the future one or more feeder funds (which invest all of their assets in the Master Portfolio) may compensate the Adviser for its services for those funds.

7.       Books, Records and Regulatory Filings.

          (a)      The Adviser agrees to maintain such books and records with respect to its services to the Portfolios as are required by Section 31 under the 1940 Act, and rules adopted thereunder, and by other applicable laws, rules and regulations, and to preserve such records for the periods and in the manner required by such applicable laws, rules or regulations.

          (b)      The Adviser agrees that records it maintains and preserves pursuant to Rules 31a-1 and Rule 31a-2 under the 1940 Act and otherwise in connection with its services hereunder are the property of the Portfolios and shall be surrendered promptly to the Portfolios upon its request, provided, however, that the Adviser may maintain copies of all such books and records for regulatory purposes.

          (c)          The Adviser agrees that it shall furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder that may be requested by them in order to determine whether the operations of the Portfolios are being conducted in accordance with applicable laws, rules and regulations.

          (d)          The Adviser shall make all filings with the SEC required of it pursuant to Section 13 of the 1934 Act with respect to its duties as are set forth herein. The Adviser also shall make all required filings on Forms 13D and 13G under the 1934 Act (as well as other filings triggered by ownership in securities under other applicable laws, rules and regulations) as may be required of the Portfolios due to the activities of the Adviser. The Adviser shall coordinate with the Portfolios as appropriate with respect to the making of such filings.

8.        Standard of Care, Limitation of Liability and Indemnification.

          (a)          The Adviser shall exercise its best judgment in rendering the services provided by it under this Agreement. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by any Portfolios or the members of the Portfolios in connection with the matters to which this Agreement relates. The Adviser may consult with counsel and accountants in respect of the Portfolios’ affairs and shall not be liable for any action or inaction reasonably taken in accordance with the advice or opinion of such counsel or accountants, provided that such counsel and accountants shall have been selected with reasonable care and diligence. Under no circumstances shall any party hereto be liable to another for special, punitive or consequential damages, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages. Notwithstanding any other provision in this Agreement, nothing in this Agreement shall be deemed to protect or purport to protect the Adviser against any liability to the Portfolios or to members of the Portfolios to which the Adviser would otherwise be subject by reason of breach of this Agreement or willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Adviser’s reckless disregard of its obligations and duties under this Agreement.

          (b)          Notwithstanding any other provision of this Agreement, the Adviser shall not be liable for any loss to the Portfolios caused directly or indirectly by circumstances beyond the Adviser’s reasonable control including, but not limited to, government restrictions, exchange or market rulings, suspensions of trading, acts of civil or military authority, national emergencies, earthquakes, floods or other catastrophes, acts of God, wars or failures of communication or power supply, provided that: (i) the Adviser has implemented and maintains a business continuity plan that is deemed to be reasonable and appropriate by the Board, (ii) the business continuity plan complies with applicable laws, rules and regulations, and (iii) the Adviser uses its reasonable best efforts to mitigate losses of the Portfolios.

          (c)          The Adviser agrees to indemnify and hold harmless the Portfolios, any affiliated persons within the meaning of Section 2(a)(3) under the 1940 Act of the Portfolios (other than the Adviser and its affiliates), and each person who, within the meaning of Section 15(c) of the Securities Act of 1933, as amended (“1933 Act”), controls (“controlling person”) the Portfolios (other than the Adviser or its affiliates, if the Adviser or such affiliate is found to control the Portfolios) (collectively, “Indemnified Persons”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which the Indemnified Persons may become subject under applicable laws, rules and regulations, at common law or otherwise, arising out of the Adviser’s responsibilities to the Portfolios which may be based on any willful misfeasance, bad faith or gross negligence on the Adviser’s part in the performance of its duties or by reason of the Adviser’s reckless disregard of its obligations and duties under this Agreement or otherwise for breach of this Agreement. Promptly after receipt by the Indemnified Persons under this Section 8 of notice of the commencement of an action, such Indemnified Party will, if a claim in respect thereof is to be made against the other party (“Indemnifying Party”) under this section, notify Indemnifying Party of the commencement thereof; but the omission so to notify (or the delay in notifying) the Indemnifying Party will not relieve it from any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party suffers material damage as a result of the omission. In case any such action is brought against any Indemnified Party, and it notified Indemnifying Party of the commencement thereof, Indemnifying Party will be entitled to participate therein and, to the extent that it may wish, assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party. After notice from Indemnifying Party of its intention to assume the defense of an action, the Indemnified Party shall bear the expenses of any additional counsel obtained by it, and Indemnifying Party shall not be liable to such Indemnified Party under this section for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation.

          (d)          As used in this Section 8 (other than the obligation of the Adviser to indemnify the Portfolios set forth in Section 8(c)), the term “Adviser” shall include any principals, members, officers, employees or other affiliates of the Adviser performing the services provided for in this Agreement with respect to the Portfolios.

9.          Other Activities of the Adviser. It is understood that the services of the Adviser are not exclusive, and that nothing in this Agreement shall prevent the Adviser, its affiliates and their respective principals, members, employees, officers or directors (in their individual capacities) from providing similar services to other investment companies or to other clients or from engaging in other activities, provided such other services and activities do not, during the term of this Agreement, interfere with the Adviser’s ability to meet its obligations to the Portfolios. If the Adviser, its affiliates and their respective principals, members, employees, officers or directors (in their individual capacities) provide any advice to its clients concerning investment in interests in the Portfolios, such person shall act solely for such clients in that regard and not in any way on behalf of the Portfolios. It is understood that the Adviser, its affiliates and their respective members, employees, officers or directors (in their individual capacities) may give advice and take action for its other clients that may differ from advice given, or the timing or nature of action taken, for the Portfolios. The Adviser is not obligated to initiate transactions for the Portfolios in any security that the Adviser, its affiliates and their respective principals, members, employees, officers or directors (in their individual capacities) may purchase or sell for its or their own accounts or other clients.

10.          Compliance Matters.

          (a)          The Adviser understands and agrees that it is a “service provider” to the Portfolios as contemplated by Rule 38a-1 under the 1940 Act. As such, the Adviser agrees to cooperate fully with the Portfolios and their Directors and officers, including the Portfolios’ CCO, with respect to (1) any and all compliance-related matters, and (2) the Portfolios’ efforts to assure that each of its service providers adopts and maintains policies and procedures that are reasonably designed to prevent violation of the “federal securities laws”, as that term is defined by Rule 38a-1, by the Portfolios and the Adviser. In this regard, the Adviser shall:

                        (i)          submit to the Board for its consideration and approval, prior to commencement of the Portfolios’ operations, the Adviser’s applicable compliance policies and procedures;

                        (ii)          submit to the Board for its consideration and approval, annually (and at such other times as the Portfolios may reasonably request), a report (“Report”) fully describing any material amendments to Adviser’s compliance policies and procedures since the more recent of: (A) the Board’s approval of such policies and procedures or (B) the most recent Report;

                        (iii)          provide periodic reports discussing the Adviser’s compliance program and special reports in the event of material compliance matters;

                        (iv)          permit the Portfolios and their Directors and officers to become familiar with the Adviser’s operations and understand those aspects of the Adviser’s operations that may expose the Portfolios to compliance risks or lead to a violation by the Portfolios or the Adviser of the federal securities laws;

                        (v)          permit the Portfolios and their Directors and officers to maintain an active working relationship with the Adviser’s compliance personnel by, among other things, providing the Portfolios’ CCO and other officers with a specified individual within the Adviser’s organization to discuss and address compliance-related matters;

                        (vi)          provide the Portfolios and their Directors and the CCO with such certifications as may be reasonably requested; and

                        (vii)          reasonably cooperate with the Portfolios’ independent public accountants and shall take all reasonable action in the performance of its obligations under this Agreement to assure that access to all reasonably necessary information and the appropriate personnel are made available to such accountants, to support the expression of the accountant’s opinion and their review of the appropriate internal controls and operations, as such may be required from time to time.

          (b)          The Adviser represents, warrants and covenants that it has implemented and shall maintain a compliance program that complies with the requirements of Rule 206(4)-7 under the Advisers Act.

11.          Shorting; Borrowing. The Adviser agrees that neither it nor any of its officers or employees shall take any short position in interests in the Portfolios. This prohibition shall not prevent the purchase of such interests by any of the officers or employees of the Adviser or any trust, pension, profit-sharing or other benefit plan for such persons or affiliates thereof, at a price not less than the net asset value thereof at the time of purchase, as allowed pursuant to rules promulgated under the 1940 Act. The Adviser agrees that neither it nor any of its officers or employees shall borrow from the Portfolios or pledge or use the Portfolios’ assets in connection with any borrowing not directly for the benefit of the relevant Portfolios. For this purpose, failure to pay any amount due and payable to the Portfolios for a period of more than thirty (30) days shall constitute a borrowing.

12.          Documents. The parties hereto acknowledge that the Portfolios have provided copies of each of the following documents to the Adviser and shall deliver to the Adviser all future amendments and supplements thereto, if any:

               (a)          certified resolution of the Board authorizing the appointment of the Adviser and approving this Agreement; and

               (b)          the current Registration Statement for each Portfolio and any amendments thereto.

13.          Duration and Termination.

               (a)          This Agreement shall continue with respect to each Portfolio for a period of two years from the commencement date for each Portfolio specified on Exhibit A, and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by: (i) the Board or (ii) a vote of a majority of the relevant Portfolio’s outstanding voting securities (as defined in the 1940 Act), provided that in either event the continuance is also approved by a majority of the Directors who are not (A) parties to this Agreement or (B) “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person (to the extent required by the 1940 Act) at a meeting called for the purpose of voting on such approval.

               (b)          Notwithstanding the foregoing, this Agreement may be terminated with respect to any Portfolio without penalty with respect to that Portfolio upon sixty (60) days’ written notice: (i) by the Portfolios, pursuant to (A) action of the Board or (B) the vote of a majority of the relevant Portfolio’s outstanding voting securities, or (ii) by the Adviser. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act).

               (c)          If the Adviser or any successor to its business shall cease to furnish services to the Portfolios under this Agreement or similar contractual arrangement, for any reason whatsoever, the Portfolios, at their expense:

            (i)          as promptly as practicable, shall take all necessary action to cause the Prospectuses and SAIs, the Operating Agreements and any other relevant documentation to be amended to accomplish a change of name to eliminate any reference to “GenSpring Family Offices, LLC”; and

            (ii)          within 60 days after the termination of this Agreement or such similar contractual arrangement, shall cease to use in any other manner, including, but not limited to, use in any sales literature or promotional material, the name “GenSpring Family Offices, LLC” or any name, mark or logo type derived from it or similar to it or indicating that the Portfolios are managed by or otherwise associated with the Adviser.

14.          Confidential Information. Each party agrees that it will treat confidentially all information provided by the other party regarding such other party’s business and operations, including without limitation the investment activities or holdings of each Portfolio. All confidential information provided by a party hereto shall not be disclosed to any unaffiliated third party without the prior consent of the providing party. The foregoing shall not apply to any information that is public when provided or thereafter becomes public through no wrongful act of the recipient or which is required to be disclosed by any regulatory authority in the lawful and appropriate exercise of its jurisdiction over a party, by any auditor of the parties hereto, by judicial or administrative process or otherwise by applicable laws, rules or regulations. The Adviser retains all rights in and to any investment models, strategies and approaches used by or on behalf of the Portfolios and any models, strategies or approaches based upon or derived from them.

15.          Representations. The Adviser represents, warrants and covenants that:

               (a)           it is a duly registered investment adviser under the Advisers Act and shall remain so registered for the term of this Agreement; and

               (b)           it shall promptly notify the Portfolios in writing if it:

                              (1)           fails to remain registered as an investment adviser under the Advisers Act or in a substantially equivalent manner under the laws of any jurisdiction in which it is required to be so registered in order to perform its obligations under this Agreement;

                              (2)          is disqualified from serving as investment manager of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise;

                              (3)           is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Portfolios; or

                              (4)           experiences a change in control and/or management.

16.          Notices. All notices hereunder shall be provided in writing and delivered by first class postage pre-paid U.S. mail or by fax. Notices delivered by mail shall be deemed given three days after mailing and upon receipt if sent by fax.

If to the Portfolios:

Growth Capital Portfolio, LLC
Growth Capital TEI Portfolio, LLC

Growth Capital Master Portfolio, LLC
C/O Ginny R. Neal
3801 PGA Blvd, Suite 555
Palm Beach Gardens, FL 33410

FAX: 561.472.5525

If to the Adviser:

GENSPRING FAMILY OFFICES, LLC
C/O Ginny R. Neal
3801 PGA Blvd, Suite 555
Palm Beach Gardens, FL 33410

FAX: 561.472.5525

17.          Amendments. This Agreement may be amended in writing signed by the parties to this Agreement in a manner that is in accordance with applicable laws, rules and regulations.

18.          Release. The names “Growth Capital Portfolio, LLC”, “Growth Capital Tax Exempt Deferred Income Portfolio, LLC”, and “Growth Capital Master Portfolio, LLC” and “Board of Directors of the Growth Capital Portfolio, LLC, Growth Capital TEI Portfolio, LLC, and Growth Capital Master Portfolio, LLC” refer respectively to the Portfolios and the Directors as Directors but not individually or personally. All parties hereto acknowledge and agree that any and all liabilities of the Portfolios arising, directly or indirectly, under this Agreement will be satisfied solely out of the assets of the Portfolios and that no Director or officer or member of the Portfolios shall be personally liable for any such liabilities. All persons dealing with any of the Portfolios must look solely to the property belonging to such Portfolio for the enforcement of any claims against the Portfolios.

19.          Management of Subsidiaries. If a Portfolio’s Board determines that it is in the best interests of the Portfolio and its members to carry on all or part of the business of the Portfolio through one or more subsidiaries, the Board may cause the substantive terms of this Agreement to apply to the management of any such subsidiary or subsidiaries.

20.          Miscellaneous.

               (a)          This Agreement shall be governed by applicable federal laws, rules and regulations and the laws of the State of Delaware without regard to the conflicts of law provisions thereof; provided, however that nothing herein shall be construed as being inconsistent with the 1940 Act, the Advisers Act or other applicable federal law. Where the effect of a requirement of the 1940 Act, Advisers Act or other applicable federal law reflected in any provision of this Agreement is altered by a new or changed rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

          (b)          The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

          (c)          If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected hereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

          (d)          This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one Agreement, binding on all parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their officers designated below as of the date first set forth above.

Growth Capital Portfolio, LLC

By:

Name:	Ginny R. Neal
Title:	Chief Executive Officer and President

Growth Capital TEI Portfolio, LLC

By:

Name:	Ginny R. Neal
Title:	Chief Executive Officer and President

Growth Capital Master Portfolio, LLC

By:

Name:	Ginny R. Neal
Title:	Chief Executive Officer and President

GENSPRING FAMILY OFFICES, LLC

By:

Name:	Ginny R. Neal
Title:	Director of Corporate and Legal Affairs

EXHIBIT A (As of June 30, 2009)

Name of Series	Commencement Date	Advisory Fee

		Each fee will be based on the average daily net assets of the Portfolio managed by the Adviser, and calculated as described in Section 6 of the Agreement.

Growth Capital Portfolio, LLC	[●], 2009	0.00%

Growth Capital TEI Portfolio, LLC	[●], 2009	0.00%

Growth Capital Master Portfolio, LLC	[●], 2009	0.00%